                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C.  20549

                                      Schedule 13G

                 Information Statement Pursuant to Rules 13d-1 and 13d-2
                        Under the Securities Exchange Act of 1934
                                    (Amendment No. 1)

                                   INBRAND Corporation
--------------------------------------------------------------------------------
                                    (Name of Issuer)


                                      Common Stock
--------------------------------------------------------------------------------
                             (Title of Class of Securities)


                                       45323T 10 1
                 -----------------------------------------------------
                                     (CUSIP Number)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                    Page 1 of 4 Pages


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CUSIP NO. 45323T 10 1              SCHEDULE 13G        PAGE   2   OF   4   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Bradford Capital Partners, L.P. (I.R.S. Employer Identification
          ---------------------------------------------------------------------
          No. 62-1396009)
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          State of Tennessee
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            0
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                    (a)  [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            N/A
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
            PN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



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                                                              Page 3 of 4 Pages

                                  SCHEDULE 13G


Item 1(a).  Name of Issuer:              INBRAND Corporation ("INBRAND")

Item 1(b).  Address of Issuer's          1169 Canton Road, Marietta, Georgia
            Principal Executive          30069
            Offices:

Item 2(a).  Name of Persons Filing:      Bradford Capital Partners, L.P.
                                         ("BCP")

Item 2(b).  Address of Principal         330 Commerce Street
            Business Office:             Nashville, Tennessee 37201


Item 2(c).  Organization/Citizenship:    BCP is a Tennessee Limited Partnership


Item 2(d).  Title of Class               Common Stock
            of Securities:


Item 2(e).  CUSIP Number:                45323T 10 1

Item 3.     Inapplicable.

Item 4.     Ownership

            Inapplicable.

Item 5.     Ownership of Five Percent or Less of a Class

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

Item 6.     Ownership of More than Five Percent on Behalf of Another Person

            Inapplicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

            Inapplicable.

Item 8.     Identification and Classification of Members of the Group

            Inapplicable.




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                                                              Page 4 of 4 Pages

Item 9.     Notice of Dissolution of Group

            Inapplicable.

Item 10.    Certification

            Inapplicable.



                                    SIGNATURE


         After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned certify that the information set forth in this statement is true, complete, and correct as of this 10th day of February, 1997.



                                            Bradford Capital Partners, L.P.


                                            By:   /s/ Thomas A. Pritchard
                                                ------------------------------

                                            Title:  Principal